Exhibit (a)(17)

Text of Email to Eligible Option Holders Providing Summarized Financial Information

Subject: Additional Financial Information Relating to Exchange Offer

To supplement the other materials we have provided you, we are attaching to this email certain financial information relating to Martha Stewart Living Omnimedia, Inc. All this information is already contained in public filings made by the Company, but this condensed format may be helpful to your evaluation of the exchange offer. As you know, the deadline for turning in your letter of transmittal if you want to participate in the offer is this Friday, November 7.

Selected Financial Information. The following tables present certain selected historical financial data of the Company and its consolidated subsidiaries for the periods indicated. The selected consolidated statements of income for the years ending December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from, and are qualified by reference to, the audited financial statements contained in our Annual Report on Form 10-K for the year ending December 31, 2002, which is incorporated herein by reference. The selected financial data as of and for the three and six month periods ended June 30, 2003 have been derived from, and are qualified by reference to, the Company’s unaudited interim financial statements included in its quarterly report on Form 10-Q for the quarter ending June 30, 2003, which is incorporated herein by reference.

MARTHA STEWART LIVING OMNIMEDIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,		June 30,

	2002	2001	2003

CURRENT ASSETS	$241,363	$211,142	$225,897

NON-CURRENT ASSETS	$83,179	$100,479	$79,280

CURRENT LIABILITIES	$75,157	$75,361	$60,620

NON-CURRENT LIABILITIES	$12,750	$14,068	$11,150

BOOK VALUE PER SHARE	$4.77	$4.56	$4.71

MARTHA STEWART LIVING OMNIMEDIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

						Six (6) Months
				Three (3) Months Ended		Ended
	December 31,			June 30,		June 30,

	2002	2001	2000	2003	2002	2003	2002

REVENUES	$295,049	$288,610	$282,322	$65,782	$78,602	$123,805	$146,561

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND LOSS FROM DISCONTINUED OPERATIONS	$13,314	$23,615	$21,278	$1,233	$8,052	$(3,056)	$11,781

NET INCOME (LOSS)	$7,268	$21,906	$21,278	$931	$6,739	$(3,579)	$6,505

EARNINGS (LOSS) PER SHARE

Basic – Income (loss) from continuing operations	$0.27	$0.49	$0.44	$0.02	$0.16	$(0.06)	$0.24

Basic – Net income (loss)	$0.15	$0.45	$0.44	$0.02	$0.14	$(0.07)	$0.13

Diluted – Income (loss) from continuing operations	$0.27	$0.48	$0.43	$0.02	$0.16	$(0.06)	$0.24

Diluted – Net income (loss)	$0.15	$0.45	$0.43	$0.02	$0.14	$(0.07)	$0.13